SUN NATIONAL BANK
                                  401 (K) PLAN

                            SUMMARY PLAN DESCRIPTION



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                                TABLE OF CONTENTS

                           INTRODUCTION TO YOUR PLAIN
                                       II
GENERAL INFORMATION ABOUT YOUR PLAN
1.       General Plan Information..............................................2
2.       Employer Information..................................................2
3.       Plan Administrator Information........................................2
4.       Plan Trustee Information..............................................3
5.       Service of Legal Process..............................................3

                                      III
                           PARTICIPATION IN YOUR PLAN
1.       Eligibility Requirements..............................................3
2.       Participation Requirements............................................4
3.       Excluded Employees....................................................4

                                       IV
                           CONTRIBUTIONS TO YOUR PLAN
1.       Employer Contributions to the Plan....................................4
2.       Participant Salary Reduction Election.................................5
3.       Your Share of Employer Contributions..................................6
4.       Compensation..........................................................7



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5.       Forfeitures...........................................................8
6.       Transfers From Qualified Plans (Rollovers)............................8
7.       Directed Investments..................................................8

                                        V
                            BENEFITS UNDER YOUR PLAN
1.       Distribution of Benefits Upon Normal Retirement.......................9
2.       Distribution of Benefits Upon Late Retirement.........................9
3.       Distribution of Benefits Upon Death...................................9
4.       Distribution of Benefits Upon Disability.............................11
5.       Distribution of Benefits Upon Termination of Employment..............11
6.       Vesting in Your Plan.................................................11
7.       Benefit Payment Options..............................................12
8.       Hardship Distribution of Benefits....................................13
9.       Treatment of Distributions From Your Plan............................15
10.      Domestic Relations Order.............................................15
11.      Pension Benefit Guaranty Corporation.................................16
                                       VI
                                  SERVICE RULES
1.       Year of Service......................................................16
2.       Hour of Service......................................................17
3.       1-Year Break in Service..............................................17



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                                       VII
                          YOUR PLAN'S "TOP HEAVY RULES"

Explanation of "Top Heavy Rules...............................................17

                                      VIII
                                      LOANS
Loan Requirements.............................................................18

                                       IX
                    CLAIMS BY PARTICIPANTS AND BENEFICIARIES
1.    The Claims Review Procedure.............................................20

                                        X
                            STATEMENT OF ERISA RIGHTS
1.    Explanation of Your ERISA Rights........................................21
                                       XI
                     AMENDMENT AND TERMINATION OF YOUR PLAN
1.       Amendment............................................................22
2.       Termination..........................................................23



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                                SUN NATIONAL BANK
                                   401(K) PLAN

                            SUMMARY PLAIN DESCRIPTION

                                        I
                            INTRODUCTION TO YOUR PLAN

        Sun National Bank has amended your Profit Sharing Plan as of January 1, 1997. Sun National Bank continues to recognize the efforts you have made to its success. This amended Profit Sharing Plan is for the exclusive benefit of eligible employees and their beneficiaries.

        Your Plan is a "salary reduction plan." It is also called a "401(k) plan." Under this type of plan, you may choose to reduce your compensation and have these amounts contributed to this Plan on your behalf.

        The purpose of this Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits.

        Between now and your retirement, your Employer intends to make contributions for you and other eligible employees. When you retire, you will be eligible to receive the value of the amounts which have accumulated in your account.

         Your Employer has the right to submit this Plan to the Internal Revenue Service for approval. The Internal Revenue Service will issue a "determination letter" to your Employer approving this Plan as a "qualified" retirement plan, if this Plan meets specific legal requirements.

        This Summary Plan Description is a brief description of your Plan and your rights, obligations, and benefits under that Plan. Some of the statements made in this Summary Plan Description are dependent upon this Plan being "qualified" under the provisions of the Internal Revenue Code. This Summary Plan Description is not meant to interpret, extend, or change the provisions of your Plan in any way. The provisions of your Plan may only be determined accurately by reading, the actual Plan document.

        A copy of your Plan is on file at your Employer's office and may be read by you, your beneficiaries, or your legal representatives at any reasonable time. If you have any questions regarding either your Plan or this Summary Plan Description, you should ask your Plan's Administrator. In the event of any discrepancy between this Summary Plan Description and the actual provisions of the Plan, the Plan will govern.



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                                       II
                       GENERAL INFORMATION ABOUT YOUR PLAN


      There is certain general information which you may need to know about your Plan. This information has been summarized for you in this section.

1.       General Plan Information

         Sun National Bank 401(k) Plan is the name of your Plan.

         Your Employer has assigned Plan Number 001 to your Plan.

         The amended and restated provisions of your Plan become effective on January 1, 1997. Your Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January 1st and ends on December 31st.


         Certain valuations and distributions are made on the Anniversary Date of your Plan. This date is December 31st.

         The contributions made to your Plan will be held and invested by the Trustee of your Plan.

         Your Plan and Trust will be covered by the laws of the State of New Jersey.

2.       Employer Information

         Your Employer's name, address and identification number are:

         Sun National Bank
         226 Landis Avenue
         Vineland, New Jersey 08360
         22-2458313

3.       Plan Administrator Information

         The name, address and business telephone number of your Plan's Administrator are:

         Sun National Bank
         226 Landis Avenue Vineland
         New Jersey 08360
         (609) 691-7700


      Your  Plan's   Administrator  keeps  the  records  for  the  Plan  and  is responsible for the administration of the Plan. The Administrator has discretionary authority to construe the terms of the Plan and make determinations on questions which may affect your eligibility for benefits. Your Plan's Administrator will also answer any questions you may have about your Plan.

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4.       Plan Trustee Information

         The name of your Plan's Trustee is:

         Tracey Heun Brennan & Company and Majorie Hart

         The principal place of business of your Plan's Trustee is:

         2520 Highway 35, Suite 203
         Manasquan, New Jersey 08736


        Your Plan's Trustee has been designated to hold and invest Plan assets for the benefit of you and other Plan participants. The trust fund established by the Plan's Trustee will be the funding medium used for the accumulation of assets from which benefits will be distributed.

5.       Service of Legal Process

         The name and address of your Plan's agent for service of legal process are:

         Sun National Bank
         226 Landis Avenue
         Vineland, New Jersey 08360

         Service of legal process may also be made upon the Trustee or Administrator.

                                       III
                           PARTICIPATION IN YOUR PLAN

         Before you become a member or a "participant" in the Plan, there are certain eligibility and participation rules which you must meet. These rules are explained in this section.

1.       Eligibility Requirements

         You will be eligible to participate in the Plan for purposes of your salary reduction elections when you have completed 90 days of service and have reached your 21st birthday. You will be eligible to participate in the Plan for purposes of your Employer's matching contribution and your Employer's discretionary contribution if you have completed one (1) Year of Service and have reached your 21st birthday.

         You should review the Article in this Summary entitled "SERVICE RULES" for a further explanation of these eligibility requirements.

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2.       Participation Requirements

         Once you have satisfied your Plan's eligibility requirements, your next step will be to actually become a member or a "participant" in the Plan. You will become a participant on a specified day of the Plan Year. This day is called the Effective Date of Participation.


        You will become a participant on the first day of the month coinciding with or next following the date you satisfy the eligibility requirements.

3.       Excluded Employees

         There are certain employees of Sun National Bank who will not be eligible to participate in your Plan. Those employees are:

         (a) employees whose employment is governed by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, unless such agreement expressly provides for participation in this Plan.

         (b) certain nonresident aliens who have no earned income from sources within the United States.

                                       IV
                           CONTRIBUTIONS TO YOUR PLAN

1.       Employer Contributions to the Plan

         Each year, your Employer will contribute to your Plan the following amounts:

          (a) The total amount of the salary reduction you elected to defer. (See the Section in this Article entitled "Participant Salary Reduction Election.")

          (b) A matching contribution equal to 50% of the amount of the salary reduction you elected to defer.

         In applying this matching percentage, however, only salary reductions up to 6% of your annual compensation will be considered.

         You will share in this matching contribution if you are actively employed during the Plan Year.

          (c)  A discretionary amount determined each year by your Employer.

         You must complete a Year of Service during the Plan Year and be actively employed on the last day of the Plan Year to share in this contribution.

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         In determining your eligibility to share in contributions for the year, there are special rules which apply if your employment terminates due to your Retirement (Normal or Late), Total and Permanent Disability or death.

         In such cases, you will be eligible to share in the contributions made by your Employer in accordance with the following:

         If the reason your employment terminated is due to our Retirement (Normal or Late), Total and Permanent Disability or death, then you will be eligible to share in the contribution for the year without regard to whether you satisfied the requirements explained above.

2.       Participant Salary Reduction Election

         As a participant, you may elect to defer up to 15% of your compensation each year instead of receiving that amount in cash. However, your total deferrals in any taxable year may not exceed a dollar limit which is set by law. The limit for 1996 is $9,500. This limit will be increased in future years for cost of living changes.

         The amount you elect to defer will be deducted from your pay in accordance with a procedure established by your Employer and Administrator. The procedure will require that you enter into a written salary reduction agreement after you satisfy the Plan's eligibility requirements. You will be permitted to modify your election during the Plan Year. However, changes to a salary reduction election are only permitted twice each year, prior to the first day of a Plan Year and the first day of the seventh month of a Plan Year. You are also permitted to revoke your election any time during the Plan Year.

         The amount you elect to defer, and any earnings on that amount, will not be subject to income tax until it is actually distributed to you. This money will, however, be subject to Social Security taxes at all times.

         You should also be aware that the annual dollar limit is an aggregate limit which applies to all deferrals you may make under this plan or other cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions or other 401(k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed from the Plan.

         You must decide which plan or arrangement you would like to have return the excess. If you decide that the excess should be distributed from this Plan, you should communicate this in writing, to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. If the entire dollar limit is exceeded in this Plan or any other plan maintained by the Employer, you will be deemed to have notified the


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         Administrator  of the excess.  The  Administrator  will then return the excess deferral and any earnings to you by April 15th.

         In the event you receive a hardship distribution from your deferrals to this Plan pursuant to your certification and agreement that certain conditions are satisfied or any other plan maintained by your Employer, you will not be allowed to make additional salary reductions for a period of twelve (12) months after you receive the distribution. Furthermore, the dollar limitation set by law with respect to your taxable year following the year in which you received the distribution, will be reduced by your salary reductions, if any, for the taxable year of the distribution.

         You will always be 100% vested in the amount you deferred. This means that you will always be entitled to all of the deferred amount. This money will, however, be affected by any investment gains or losses. If the Trustee invested this money and there was a gain, the balance in your account would increase. Of course, if there was a loss, the balance in your account would decrease. Your interest in this account cannot be forfeited for any reason.

         Distributions from your deferred account (including any offset of loans) are not permitted before age 59 1/2 EXCEPT in the event of:

         (a)      death;

         (b)      disability;

         (c)      separation from service; or

         (d) reasons of proven financial hardship (See the Section in the Article entitled "Hardship Distribution of Benefits").

         In addition, if you are a highly compensated employee (Generally owners, officers or individuals receiving wages in excess of certain amounts established by law), a distribution from your deferred account of certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

         3.       Your Share of Employer Contributions

         Your Employer will allocate the amount you elect to defer to an account maintained by the Trustee on your behalf.

         If you are eligible, your Employer will also allocate the matching contribution made to the Plan on your behalf. (See the Section in this Article entitled "Employer Contributions to the Plan.")

         Your Employer's discretionary contribution will be "allocated" or divided among participants eligible to share in the contribution for the Plan Year. Your share of the contribution

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will  depend upon how much  compensation  you  received  during the year and the compensation received by other eligible participants.

         The contribution will be allocated to your account in the same proportion that your compensation in excess of the Social Security Taxable Wage Base (also called "excess compensation") plus your compensation bears to the total "excess compensation" plus compensation of all eligible participants. However, the maximum amount which can be allocated to you in this first step is 5.7% of your "excess compensation" plus your compensation.

         If after the first step of the allocation process there still remains a portion of your Employer's contribution which has not yet been allocated, then the remainder will be allocated to you in the same proportion that your compensation bears to the total compensation of all participants.

         If your Employer maintains two or more plans providing for an allocation or benefit in excess of a portion of your compensation, then the allocation above may be adjusted. The Administrator will notify you if your allocation will be affected.

         For any short Plan Year, the Social Security Taxable Wage Base will be prorated.

         In addition to the Employer's contributions made to your account, your account will be credited annually with a share of the investment earnings or losses of the trust fund.


        You should also be aware that the law imposes certain limits on how much money may be allocated to your account for a year. These limits are extremely complex but generally no more than the lesser of $30,000 or 25% of your compensation may be allocated to you (excluding earnings or losses) in any year. The Administrator will inform you if these limits have affected you.

4.       Compensation

         For the purposes of your Plan, compensation has a special meaning. Compensation is defined as your total compensation that is subject to income tax, that is, all of your compensation paid to you by your Employer during a Plan Year, but

         -- excluding your salary reduction contributions to any plan or arrangement maintained by your Employer.

         Your compensation will be recognized for benefit purposes from your date of entry into the Plan.

         The Plan, by law, cannot recognize compensation in excess of $150,000. This amount will be adjusted in future years for cost of living increases. It will also be applied to certain highly compensated employees and their family members as if they were a single participant. If you or a member of your family may be affected by this rule, ask your Administrator for further details.

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         For any short Plan Year,  the adjusted  $150,000 limit will be prorated based upon the number of full months in the short Plan Year.

5.       Forfeitures

         Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the Plan. Your account may grow from the forfeitures of other participants. Forfeitures will be "allocated" or divided among participants eligible to share for a Plan Year.

6.       Transfers From Qualified Plans (Rollovers)

         At the discretion of the Administrator, you may be permitted to deposit into your Plan distributions you have received from other plans. Such a deposit is called a "rollover" and may result in tax savings to you. You should consult qualified counsel to determine if a rollover is in your best interest.

         Your  rollover  will  be  placed  in  a  separate   account   called  a
"participant's rollover account." The Administrator may establish rules for investment.

         You will always be 100% vested in your "rollover account." This means that you will always be entitled to all of your rollover contributions. Rollover contributions will be affected by any investment gains or losses. If the Trustee invested this money and there was a gain, the balance in your account would increase. Of course, if there were a loss from an investment, the balance in your account would decrease.

7.       Directed Investments

         Your Employer has established procedures to permit you to direct the investment of contributions made by you or on your behalf to the Plan. These are called the "Participant Direction Procedures." You should request a copy of these Procedures from the Administrator. You need to follow these Procedures when you direct investments by giving instructions to the Administrator. You should review the information in these Procedures carefully before you give investment directions. In addition, the Procedures indicate how you can obtain other important information available from the Administrator on directed investments.

         The Plan is intended to be a plan described in Section 404(c) of the Employee Retirement Income Security Act of 1974. If the Plan complies with this Section, which it intends to do, then the fiduciaries of the Plan, including the Employer, the Administrator and the Trustee, will be relieved of any legal liability for any losses which are the direct and necessary result of the investment directions that you give. The Participant Direction Procedures must be followed in giving investment directions. If you fail to do so, then your investment directions need not be followed. You are not required to direct investments. If you choose not to direct investments, then the Trustee is responsible for investing your accounts in a prudent manner.

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         When you direct investments,  your accounts are segregated for purposes of determining the gains, earnings or losses on these investments. Your account does not share in the investment performance for other Participants who have directed their own investments.

         In directing your investments, you should remember that the amount of your benefits under the Plan will depend in part upon your choice of investments which will include your Employer's stock. If you choose investments which produce gains and other earnings, your benefits will tend to increase in value over the period your investments perform accordingly. Conversely, if you choose investments that have losses, your benefits will tend to decrease in value over the period your investments perform accordingly. Losses can occur. There are no guarantees of performance, and neither the Employer, the Administrator, the Trustee, nor any of their representatives provide investment advice or insure or otherwise guarantee the value or performance of any investment you choose.

         You may direct the Trustee as to the investment of your entire interest in the Plan.

                                        V
                            BENEFITS UNDER YOUR PLAN

1.   Distribution of Benefits Upon Normal Retirement

         Your Normal Retirement Date is the first day of the month coinciding with or next following your Normal Retirement Age.

         You will attain your Normal Retirement Age when you reach your 65th birthday.

         At your Normal Retirement Age, you will be entitled to 100% of your account balance. Payment of your benefits will, at your election, begin as soon as practicable following your actual retirement but not prior to your Normal Retirement Date. If you continue working after your Normal Retirement Age, your benefits may not be deferred past the April 1st following the end of the year in which you attain age 70 1/2.

2.       Distribution of Benefits Upon Late Retirement

         You may remain employed past your Plan's Normal Retirement Date and retire instead on your Late Retirement Date. Your Late Retirement Date is the first day of the month coinciding with or next following the date you choose to retire, after first having reached your Normal Retirement Date. On your Late Retirement Date, you will be entitled to 100% of your Account. Actual benefit payments will begin as soon as practicable following your Late Retirement Date.

3.       Distribution of Benefits Upon Death

         Your beneficiary will be entitled to 100% of your account balance upon your death.

         If you are married at the time of your death, your spouse will be the beneficiary of 50% of the death benefit, unless you otherwise elect in writing on a form to be furnished to you by

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the  Administrator.  IF YOU WISH TO  DESIGNATE  A  BENEFICIARY  OTHER  THAN YOUR
SPOUSE, HOWEVER, YOUR SPOUSE MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE SPOUSE'S DEATH BENEFIT. YOUR SPOUSE'S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE AND ACKNOWLEDGE THE SPECIFIC NONSPOUSE BENEFICIARY.

         If no valid waiver is in effect, the death benefit payable to your spouse will be in the form of a survivor annuity, that is, periodic payments over the life of your spouse. Your spouse may direct that payments begin within a reasonable period of time after your death. The size of the monthly payments will depend on the value of your account at the time of your death. The spouse's death benefit may be distributed in an alternative method, such as a single lump sum or in installments, provided your spouse consents in writing to an alternative form.

         Generally, the period during, which you and your spouse may waive this survivor annuity begins as of the first day of the Plan Year in which you reach age 35 and ends when you die. The Administrator must provide you with a detailed explanation of the survivor annuity. This explanation must be given to you during, the period of time beginning on the first day of the Plan Year in which you will reach age 32 and ending on the first day of the Plan Year in which you reach age 35.

         It is, therefore, important that you inform the Administrator when you reach age 32 so that you may receive this information.

         If, however,

         (a) your spouse has validly waived any right to the death benefit in the manner outlined above,

         (b)      your spouse cannot be located; or

         (c)      you are not married at the time of your death,

then your spouse's death benefit will be paid to the beneficiary of your own choosing in installments or as a single lump sum, as you or your beneficiary may elect. You may designate the beneficiary on a form to be supplied to you by the Administrator. If you change your designation, your spouse must again consent to the change. Also, since your death benefit is your entire account balance, you may, at any time, designate the beneficiary for amounts in excess of the spouse's death benefit without your spouse's consent.

         Under a special rule, you and your spouse may waive the survivor annuity form of payment any time before you turn age 35. However, any waiver will become invalid at the beginning of the Plan Year in which you turn age 35, and you and your spouse will be required to make another waiver.

         Regardless of the method of distribution selected, your entire death benefit must be paid to your beneficiaries within five years after your death.

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         Since your spouse has certain rights in the death  benefit,  you should immediately report any change in your marital status to the Administrator.

4.       Distribution of Benefits Upon Disability

         Under your Plan, disability is defined as a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders you incapable of continuing any gainful occupation with your Employer. This condition must constitute total disability under the federal Social Security Acts.

         If you become disabled while a participant, you will be entitled to 100% of your account balance. Payment of your disability benefits will be made to you as if you had retired. (See the Section in this Article entitled "Benefit Payment Options.")

5.       Distribution of Benefits Upon Termination of Employment

         Your Plan is designed to encourage you to stay with your Employer until retirement. Payment of your account balance under your Plan is available upon your death, disability or retirement.

         If your employment terminates for reasons other than those listed above, you will be entitled to receive only your "vested percentage" of your account balance and the remainder of your account will be forfeited. Only contributions made by your Employer are subject to forfeiture. (See the Section in this Article entitled "Vesting in Your Plan.")

         If you so elect, the Administrator will direct the Trustee to distribute your vested benefit to you before the date it would normally be distributed (upon your death, disability or retirement). If your vested benefit under the Plan at the time of any prior distribution exceeded $3,500 or currently exceeds $3,500, you (and your spouse, if you are married) must give written consent before the distribution may be made. Also, if you want the distribution to be in a form other than an annuity payment, you and your spouse must first waive the annuity form of payment. (See the Section in this Article entitled "Benefit Payment Options" for a further explanation of how benefits are paid from the Plan.)

         If your vested benefit under the Plan at the time of any prior distribution did not exceed $3,500 and currently does not exceed $3,500, the Administrator will direct the Trustee to distribute your vested benefit to you before the date it would normally be distributed (upon your death, disability or retirement). This earlier distribution will be made within a reasonable time after you terminate employment.

6.       Vesting in Your Plan

         Your "vested percentage" in your account is determined under the following schedule and is based on vesting Years of Service. You will always, however, be 100% vested upon your Normal Retirement Age. (See the Section in this Article entitled "Distribution of Benefits Upon Normal Retirement.")

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                                Vesting Schedule

         Years of Service                            Percentage

                  1                                      25%
                  2                                      50%
                  3                                      75%
                  4                                     100%

         However, matching contributions attributable to either salary reduction amounts in excess of $9,500, or salary reduction amounts that are distributed in a corrective distribution, will be forfeited.

         Regardless of the vesting schedule above, you are always 100% vested in your salary reduction amounts contributed to the Plan.

         Your vested percentage will not be less than your vested percentage under the Plan before this amendment and restatement.

         Years of Service prior to the January 1, 1996, which is the Effective Date of your Plan, and Years of Service prior to the time you reached age 18 will not be counted for vesting purposes.

         Your vested benefit will normally be distributed to you or your beneficiary upon your death, disability, or retirement.

7.       Benefit Payment Options

         There are various methods by which benefits may be distributed to you from your plan. The method depends on your marital status, as well as the elections you and your spouse make. All methods of distribution, however, have equivalent values. The rules under this Section apply to all distributions you will receive from the plan, whether by reason of retirement, termination, or any other event which may result in a distribution of benefits.

         If you are married on the date your benefits are to begin, you will automatically receive a joint and 50% survivor annuity, unless you otherwise elect. This means that if you die and are survived by a spouse, your spouse will receive a monthly benefit for the remainder of his life equal to 50% of the benefit you were receiving at the time of your death. You may elect joint and 75% or 100% survivor annuity instead of the standard joint and 50% survivor annuity. It should be noted that joint and survivor annuity may provide a lower monthly benefit than other forms of payment. You should consult qualified tax counsel before making such election.

         If you are not married on the date your benefits are to begin, you will automatically receive a life annuity, which means you will receive payments for as long as you live.

         You may, however, elect to waive these forms of payment, subject to the following rules.

         When you are about to receive any distribution, the Administrator will explain the joint and survivor annuity or the life annuity to you in greater detail. You will be given the option of waiving the joint and survivor annuity or the life annuity form of payment during the 90 day period before the annuity is to begin. IF YOU ARE MARRIED, YOUR SPOUSE MUST IRREVOCABLY CONSENT IN WRITING TO THE WAIVER IN THE PRESENCE OF A NOTARY OR A PLAN REPRESENTATIVE. You may revoke any waiver. The Administrator will provide you with forms to make these elections. Since your spouse participates in these elections, you must immediately inform the Administrator of any change in your marital status.

         If you and your spouse elect not to take a joint and survivor annuity, or if you are not married when your benefits are scheduled to begin and have elected not to take a life annuity, you may elect an alternative form of payment. This payment may be made in one of the following methods:

         (a)      a single lump-sum payment in cash;

         (b)      the purchase of a different form of annuity.

         (c) installments over a period of not more than your assumed life expectancy (or your and your beneficiary's assumed life expectancies) determined at the time of distribution. You may also elect to have your life expectancy and the life expectancy of a designated beneficiary who is your spouse recalculated each year. You must make this election before the time that distributions are to begin. Failure to make this election will result in life expectancies not being recalculated.

         Regardless of the form of pavement you receive, its value to you will be the same value as each alternative form of payment.

         If you elect to delay the receive of benefits, there are other rules which generally require minimum payments to begin no later than the April 1st following the year in which you reach age 70 1/2. You should see the Administrator if you feel you may be affected by this rule.

8.       Hardship Distribution of Benefits

         The Administrator may direct the Trustee to distribute up to 100% of your vested account balance in the event of immediate and heavy financial need. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at normal retirement.

         Withdrawal will be authorized only if the distribution is to be used for one of the following purposes:

         (a) The payment of expenses for medical care (described in Section 213(d) of the Internal Revenue Code) previously incurred by you or your dependent or necessary for you or your dependent to obtain medical care;

         (b) The costs directly related to the purchase of your principal residence (excluding mortgage payments);

         (c) The payment of tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for yourself, your spouse or dependent;

         (d) The payment necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

         A distribution will be made from your account, but only if you certify and agree that all of the following conditions are satisfied:

         (a)      The  distribution  is not in  excess  of the  amount  of  your immediate and heavy financial need. The amount of your immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution;

         (b) You have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by your Employer;

         (c) That your elective contributions and employee contributions will be suspended for at least twelve (12) months after your receipt of the hardship distribution; and

         (d) That you will not make elective contributions for your taxable year immediately following the taxable year of the hardship distribution, except to the extent permitted by the Plan.

         In addition to these rules, there are restrictions placed on hardship distributions which are made from certain accounts. These accounts are generally the accounts which receive your salary reduction contributions and other Employer contributions which are used to satisfy special rules that apply to 401(k) plans. Any hardship distribution from these accounts will be limited, as of the date of distribution, to the balance of such accounts as of the end of the last Plan Year ending before July 1, 1989, plus your total salary reduction contributions after such date, reduced by the amount of any previous distributions made to you from these accounts. Ask your Administrator if you need further details.

         If you wish to receive a hardship distribution from the Plan in a single payment from your account, you (and your spouse, if you are married) must first waive the annuity form of payment. (See the Section in this Article entitled "Benefit Payment Options" for a further explanation of how benefits are paid from the Plan.)

9.       Treatment of Distributions From Your Plan

         Whenever you receive a distribution from your Plan, it will normally be subject to income taxes. You may, however, reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

          (a) The rollover of all or a portion of the distribution to an Individual Retirement Account (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances all or a portion of a distribution may not qualify for this rollover treatment. In addition, most distributions will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to rollover all or a portion of your distribution amount, the direct transfer option described in paragraph (b) below would be the better choice.

          (b) You may request for most distributions that a direct transfer of all or a portion of your distribution amount be made to either an Individual Retirement Account (IRA) or another qualified employer plan willing to accept the transfer. A direct transfer will result in no tax being due until you withdraw funds from the IRA or other qualified employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer, e.g., a distribution of less than $500 will not be eligible for a direct transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes. If you decide to directly transfer all or a portion of your distribution amount, you (and your spouse, if you are married) must first waive the annuity form of payment. (See the
               Section in this Article entitled "Benefit Payment Options" for a further explanation of this waiver requirement.)

          (c)  The election of favorable  income tax  treatment  under  "10-year
               forward  averaging,"  "5-year  forward  averaging"  or,  if   you
               qualify, "capital gains" method of taxation.

         WHENEVER YOU RECEIVE A DISTRIBUTION, THE ADMINISTRATOR WILL DELIVER TO YOU A MORE DETAILED EXPLANATION OF THESE OPTIONS. HOWEVER, THE RULES WHICH DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX
TREATMENT ARE VERY COMPLEX. YOU SHOULD CONSULT WITH QUALIFIED TAX COUNSEL BEFORE MAKING A CHOICE.

10.      Domestic Relations Order

         As a general rule, your interest in your account, including your "vested interest," may not be alienated. This means that your interest may not be sold, used as collateral for a loan, given away or otherwise transferred. In addition, your creditors may not attach, garnish or otherwise interfere with your account.

         There is an exception, however, to this general rule. The Administrator may be required by law to recognize obligations you incur as a result of court ordered child support or alimony payments. The Administrator must honor a "qualified domestic relations order." A "qualified domestic relations order" is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, child or other dependent. If a qualified domestic relations order is received by the Administrator, all or a portion of your benefits may be used to satisfy the obligation. The Administrator will determine the validity of any domestic relations order received.

11.      Pension Benefit Guaranty Corporation

         Benefits provided by your Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income
Security Act of 1974 because the insurance provisions under ERISA are not applicable to your Plan.

                                       VI
                                  SERVICE RULES

1.   Year of Service

         The term "Year of Service" is used in this Summary Plan Description and in your Plan. A Year of Service for eligibility purposes is defined as follows:

         You will have completed a Year of Service if, at the end of your first twelve consecutive months of employment with your Employer, you have been credited with 1000 Hours of Service.

         If you have not been credited with 1000 Hours of Service by the end of your first twelve consecutive months of employment, you will have completed a Year of Service at the end of any following Plan Year during which you were credited with 1000 Hours of Service.

         You will have completed a Year of Service for vesting purposes if you are credited with 1000 Hours of Service during a Plan Year, even if you were not employed on the first or last day of the Plan Year.

         You will have completed a Year of Service for purposes of sharing in Employer contributions if you are credited with 1000 Hours of Service during a Plan Year.


         For purposes of determining whether you have completed a Year of Service where the computation period is based upon a short Plan Year, your Administrator will notify you of the number of the Hours of Service that are required and the method of calculating a Year of Service.

2.       Hour of Service

         You will be credited with an Hour of Service for:

         (a) each hour for which you are directly or indirectly compensated by your Employer for the performance of duties during the Plan Year;

         (b) each hour for which you are directly or indirectly compensated by your Employer for reasons other than performance of duties (such as vacation, holidays, sickness, disability, lay-off, military duty, jury duty or leave of absence during the Plan
                  Year); and

         (c)      each hour for back pay awarded or agreed to by your Employer.

         You will not be credited for the same Hours of Service both under (a) or (b), as the case may be, and under (c).

3.       1 -Year Break in Service

         A 1-Year Break in Service is a computation period during which you have not completed more than 500 Hours of Service with your Employer.

         A 1 -Year Break in Service does NOT occur, however, in the computation period in which you enter or leave the Plan for reasons of:

         (a)      an authorized leave of absence;

         (b)      certain maternity or paternity absences.

         The Administrator will be required to credit you with Hours of Service for a maternity or paternity absence. These are absences taken on account of pregnancy, birth, or adoption of your child. No more than 501 Hours of Service shall be credited for this purpose and these Hours of Service shall be credited solely to avoid your incurring a 1-Year Break in Service. The Administrator may require you to furnish proof that your absence qualifies as a maternity or paternity absence.

                                       VII
                          YOUR PLAN'S "TOP HEAVY RULES"

1.       Explanation of "Top Heavy Rules"

         A 401(k) Profit Sharing Plan that primarily benefits "key employees" is called a "top heavy plan." Key employees are certain owners or officers of your Employer. A Plan is a "top heavy plan" when more than 60% of the contributions or benefits have been allocated to key employees.

         Each year, the Administrator is responsible for determining whether your Plan is a "top heavy plan."

         If your Plan becomes top heavy in any Plan Year, then non-key and key employees will be entitled to certain "top heavy minimum benefits," and other special rules will apply. Among, these top heavy rules are the following:

         (a) Your Employer may be required to make a contribution to your account in order to provide you with at least "top heavy minimum benefits."

         (b) If you are a participant in more than one Plan, you may not be entitled to "top heavy minimum benefits" under both Plans.

                                      VIII
                                      LOANS

         You may apply to the Administrator for a loan from the Plan. Your application must be in writing on forms which the Administrator will provide to you. The Administrator may also request that you provide additional information, such as financial statements, tax returns and credit reports. After considering your application, the Administrator may, in its discretion, determine that you qualify for the loan. The Administrator will inform the Trustee that you qualify. The Trustee may then review the Administrator's determination and make a loan to you if it is a prudent investment for the Plan.

1.       Loan Requirements

         There are various rules and requirements that apply for any loan. These rules are outlined in this section. In addition, your Employer has established a written loan program which explains these requirements in more detail. You can request a copy of the loan program from the Administrator. Generally, the rules for loans include the following:

         (a) Loans must be made available to all participants and their beneficiaries on a uniform and non-discriminatory basis.

         (b) All loans must be adequately secured. You may use up to one-half (1/2) of your vested account balance under the Plan as security for the loan. If more security is required, your principal residence may be used, if permitted by State law.
                  The Plan may also require that repayments on the loan obligation be by payroll deduction.

         (c) All loans must bear a reasonable rate of interest. The interest rate must be one a bank or other professional lender would charge for making a loan in a similar circumstance.

         (d) All loans must have a definite repayment period which provides for payments to be made not less frequently than quarterly, and for the loan to be amortized on a level basis over a reasonable period of time, not to exceed five (5) years. However, if you use the loan to acquire your principal residence, you may repay the loan over a reasonable period of time that may be longer than five (5) years.

          (e) All loans will be considered a directed investment from your account under the Plan. All payments of principal and interest by you on a loan shall be credited to your account.

          (f) The amount the Plan may loan to you is limited by rules under the Internal Revenue Code. All loans, when added to the outstanding balance of all other loans from the Plan, will be limited to the lesser of:

(1) $50,000 reduced by the excess, if any, of your highest outstanding balance of loans from the Plan during the one-year period prior to the date of the loan over your current outstanding balance of loans; or

(2)      1/2 of your vested account balance.

Also, no loan in an amount less than $1,000 will be made.

          (g) Your spouse must consent to any loan before it can be made if you use your vested interest as security for the loan. This rule only applies if the vested interest used as security exceeds $3,500.

          (h) If you fail to make payments when they are due under the loan, you will be considered to be "in default." The Trustee would then have authority to take all reasonable actions to collect the balance owing on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan, and could result in taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

                                       IX
                    CLAIMS BY PARTICIPANTS AND BENEFICIARIES

         Benefits will be paid to participants and their beneficiaries without the necessity of formal claims. You or your beneficiaries, however, may make a request for any Plan benefits to which you may be entitled. Any such request must be made in writing, and it should be made to the Administrator. (See the Article in this Summary entitled "GENERAL INFORMATION ABOUT YOUR PLAN.")

         Your request for Plan benefits shall be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Administrator will furnish you with a written notice of this denial. This written notice must be provided to you within a reasonable period of time (generally 90 days) after the receipt of your claim by the Administrator. The written notice must contain the following information:

          (a)  the specific reason or reasons for the denial;

          (b) specific reference to those Plan provisions on which the denial is based;

          (c) a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and

          (d) appropriate information as to the steps to be taken if you or your beneficiary wishes to submit your claim for review.

         If notice of the denial of a claim is not furnished to you in accordance with the above within a reasonable period of time, your claim will be deemed denied. You will then be permitted to proceed to the review stage described in the following paragraphs.

         If your claim has been denied, and you wish to submit your claim for review, you must follow the Claims Review Procedure.

1.       The Claims Review Procedure

         (a) Upon the denial of your claim for benefits, you may file your claim for review, in writing, with the Administrator.

         (b) YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF YOUR CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF YOUR CLAIM.

         (c) You may review all pertinent documents relating to the denial of your claim and submit any issues and comments, in writing, to the Administrator.

         (d) Your claim for review must be given a full and fair review. If your claim is denied, the Administrator must provide you with written notice of this denial within 60 days after the Administrator's receipt of your written claim for review. There may be times when this 60 day period may be extended. This extension may only be made, however, where there are special circumstances which are communicated to you in writing within the 60 day period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days after receipt by the Administrator of your claim for review.

         (e) The Administrator's decision on your claim for review will be communicated to you in writing and will include specific references to the pertinent Plan provisions on which the decision was based.

         (f) If the Administrator's decision on review is not furnished to you within the time limitations described above, your claim will be deemed denied on review.

         (g) If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws, the claims procedure relating to these benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed. If you have any questions regarding the proper person or entity to address claims, you should ask the Administrator.

                                        X
                            STATEMENT OF ERISA RIGHTS

1.       Explanation of Your ERISA Rights

         As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, also called ERISA. ERISA provides that all Plan participants are entitled to:

         (a)      examine, without charge, all Plan documents, including:

                  (1)      insurance contracts;

                  (2)      collective bargaining agreements; and

                  (3) copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

         This examination may take place at the Administrator's office and at other specified employment locations of the Employer. (See the Article in this Summary entitled "GENERAL INFORMATION ABOUT YOUR PLAN");

         (b)      obtain copies of all Plan documents and other Plan information
                  upon   written   request  to  the  Plan   Administrator.   The
                  Administrator may make a reasonable charge for the copies;

         (c) receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report;

         (d) obtain a statement telling you whether you have a right to receive a retirement benefit at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will tell you how many years you have to work to get a right to a retirement benefit. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE A YEAR. The Plan must provide the statement free of charge.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called

"fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

         If your claim for a retirement benefit is denied in whole, or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim. (See the Article in this Summary entitled "CLAIMS BY PARTICIPANTS AND BENEFICIARIES.")

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $100.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

         If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

         If the Plan's fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

         If you have any questions about this statement, or about your rights under ERISA, you should contact the nearest Regional Office of the U.S. Department of Labor's Pension and Welfare Benefits Administration.

                                       XI
                     AMENDMENT AND TERMINATION OF YOUR PLAN

1.       Amendment

         Your Employer has the right to amend your Plan at any time. In no event, however, will any amendment:

         (a) authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries; or

         (b)      cause any reduction in the amount credited to your account.

2.       Termination

         Your Employer has the right to terminate the Plan at any time. Upon termination, all amounts credited to your accounts will become 100% vested. A complete discontinuance of contributions by your Employer will constitute a termination.